Exhibit 10.1

March 7, 2022

Lynn A. Peterson

Re:	Merger Transition

Dear Lynn:

This letter agreement (the “Letter Agreement”) entered into, as of the date set forth above, by and between Oasis Petroleum Inc., a Delaware corporation (the “Company”) and Lynn A. Peterson (“Executive” or “you”) (and collectively, the “Parties”) confirms the Parties’ understanding regarding your employment with the Company. This Letter Agreement will become effective upon execution by the Executive and the Company.

As you are aware, the Company is entering into that certain Agreement and Plan of Merger (as it may be amended, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Ohm Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), New Ohm LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Company, and Whiting Petroleum Corporation (“LLC Sub”), a Delaware corporation (“Whiting”), pursuant to which (i) Merger Sub shall be merged with and into Whiting with Whiting continuing as the surviving corporation and, following such merger, (ii) the merger of Whiting with and into LLC Sub, with LLC Sub continuing as the surviving entity following such merger (collectively, the “Merger”).

Effective as of immediately following the closing of the Merger, you will transition from your role as President and Chief Executive Officer of Whiting into your new role as the Executive Chairman of the Board of Directors of the Company (the “Board”). Daniel E. Brown will continue to serve as Chief Executive Officer of the Company. It is expected that you will continue to provide services as the Executive Chairman through December 31, 2023 or such earlier date as is mutually agreed by you and the Board (the period from the closing of the Merger to such date, the “Term”). In addition to serving as the Executive Chairman and fulfilling all responsibilities of the Executive Chairman position, you will work on strategic projects as may be mutually agreed from time to time between you and the Board and provide advice and guidance to the Chief Executive Officer and other members of the management team as needed. You will not be required to relocate your principal place of employment, but agree that you will occasionally travel to the Company’s headquarters in Houston, Texas at such times as may be mutually agreed between you and the Board. The Company acknowledges that you will not be a full time-employee following the closing of the Merger, and that, subject to your fiduciary duties as a member of the Board, you may participate in outside business activities, including oil and gas exploration and production activities outside of the Whiting Plays and Fields identified in your Employment Agreement (as defined below) so long as, after giving effect to the Merger, such business activities are not in competition with the Company or any of its subsidiaries within any geographic area in the United States in which the Company and its subsidiaries conduct business during the Term or, to your knowledge, have plans to conduct business during the Term. As the Executive Chairman, your annualized base salary rate will be $500,000 commencing on the closing of the Merger, and will remain eligible for such employee benefits as are offered to other similarly situated executives. You will be eligible to receive an annual bonus for calendar year 2022, payable in early 2023 at the same time as bonuses are paid to other senior executives, determined as follows: (i) with respect to the period from January 1, 2022 to the closing of the Merger, your bonus will be calculated based on your target annual bonus in effect as of immediately prior to the closing of the Merger, and will be payable based on the greater of target or actual performance through closing and (ii) with respect to the period from the closing of the Merger through December 31, 2022, your bonus will be calculated based on a target equal to 100% of your post-closing salary, and will be payable at 150% of target, or such higher amount as determined in the Board’s discretion or based on updated performance metrics established by the Board for the period following the closing of the Merger through December 31, 2022, and paid at the same time bonuses are paid to similarly-situated executives of the Company, subject to your continued employment through the date of payment. You will not be eligible for an annual bonus in respect of your services as Executive Chairman in 2023. In January 2023, subject to your continued employment on the applicable date of grant, you will receive a restricted stock unit award (the “RSU Award”) pursuant to the equity compensation plan of the Company, with a grant date fair market value of $3,000,000. The RSU Award will fully vest on December 31, 2023, subject to your continued employment through such date (or your earlier severance-eligible termination) and the terms and conditions of the applicable equity incentive plan and award agreement evidencing the grant of the RSU Award.

You acknowledge and agree that, in connection with the foregoing changes to the terms and conditions of your employment, you will not exercise your right to terminate employment for “Good Reason” pursuant to that certain Executive Employment and Severance Agreement by and between you and Whiting, effective February 2, 2021 (the “Employment Agreement”) or pursuant to the terms and conditions of any of your equity incentive compensation awards with the Company or Whiting or any other compensation plan or arrangement of the Company or its affiliates in which you participate. However, upon the earlier of (i) the end of the Term and (ii) the termination of your employment (A) by the Company for any reason other than “Cause” (as defined in the Employment Agreement), (B) due to your death or “Disability” (as defined in the Employment Agreement), (C) by mutual agreement between you and the Company or (D) by you for “Good Reason” as defined in your Employment Agreement based on Company actions that qualify as grounds for Good Reason following the closing of the Merger and not contemplated by the terms of this Letter Agreement, you will be entitled to receive (x) the payments and benefits set forth in Sections 5(b) and 5(c) of the Employment Agreement, with the amounts of “Base Salary” and “Target annual bonus” for purposes of calculating such benefits determined based on your base salary and target annual bonus as in effect immediately prior to the closing of the Merger and with such other appropriate adjustments as necessary to reflect the consummation of the Merger and (y) full accelerated vesting of any unvested and outstanding equity awards (including the RSU Award) held by you as of the end of the Term or the date of such termination of employment, as applicable, with performance being deemed achieved at the greater of “target” or actual performance for awards that vest based on the achievement of specified performance metrics. Such payments and benefits will be subject to the terms and conditions set forth in the Employment Agreement (including your continued compliance with any post-employment obligations as modified herein and your execution of a release of claims in favor of the Company).

This letter agreement shall cease to be of any force or effect if the Merger Agreement is terminated before consummation of the Merger. Except as provided herein, the Employment Agreement remains in full force and effect.

Please acknowledge your acceptance of and agreement to the foregoing by signing this letter agreement where indicated below.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

OASIS PETROLEUM INC.

By:	/s/ Daniel E. Brown
Name: Daniel E. Brown
Title: Chief Executive Officer

EXECUTIVE:

/s/ Lynn A. Peterson
Lynn A. Peterson

Signature Page to Merger Transition Letter Agreement